AMENDMENT NO. 3 TO DEPOSIT AGREEMENT

AMENDMENT NO. 3, dated as of October , 2007 (the “Amendment”), to the Deposit Agreement dated as of February 2, 1987 as amended and restated as of May 31, 1989 among Benetton Group S.p.A., JPMorgan Chase Bank, N.A., as depositary (the "Depositary"), and all holders from time to time of American Depositary Receipts issued thereunder.

WITNESSETH:
WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and
WHEREAS, the Company has filed a Form 15F with the U.S. Securities and Exchange Commission (the "Commission") in order to seek to terminate the registration of its securities under the United States Securities and Exchange Act of 1934, as amended (“Exchange Act”), and its obligation to file with the Commission, or submit to the Commission, reports under Sections 13(a) and 15(d) of the Exchange Act.
WHEREAS, the Company desires to amend the Deposit Agreement and the Form of Receipt annexed to the Deposit Agreement as Exhibit A to reflect such change; and
WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement and the Form of Receipt annexed to the Deposit Agreement as Exhibit A for the purposes set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and form of Receipt as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

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ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT
SECTION 2.01. All references in the Deposit Agreement to the terms "Deposit Agreement" and "form of Receipt" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement and form of Receipt as further amended by this Amendment.
SECTION 2.02. All references in the Deposit Agreement to the Depositary shall be references to JPMorgan Chase Bank, N.A, a national banking association organized under the laws of the United States.
SECTION 2.03.  Section 5.11 of the Deposit Agreement is amended to read as follows:
Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its website (www.benettongroup.com) on an ongoing basis, or otherwise furnish the United States Securities and Exchange Commission (the "Commission") with, certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549. The Depositary will make available for inspection by Holders at the Depositary's Office, at the office of the Custodian and at any other designated transfer offices, and shall arrange for the mailing to all Holders of, any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary or its nominee or nominees as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.

SECTION 2.04. The address of the Depositary set forth in Section 7.05 (b) of the Deposit Agreement is amended to read as follows:
JPMorgan Chase Bank, N.A., 4 New York Plaza, New York, New York 10004, Attention: ADR Administration

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ARTICLE III
AMENDMENTS TO THE FORM OF RECEIPT AND EXHIBIT B
SECTION 3.01.  All references in the form of Receipt to the terms "Deposit Agreement" and "form of Receipt" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement and form of Receipt as further amended by this Amendment.
SECTION 3.02. Paragraph (10) of the form of Receipt is amended to read as follows:

Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its website (www.benettongroup.com) on an ongoing basis, or otherwise furnish the United States Securities and Exchange Commission (the "Commission") with, certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549. The Depositary will make available for inspection by Holders at the Depositary's Office, at the office of the Custodian and at any other designated transfer offices, and shall arrange for the mailing to all Holders of, any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary or its nominee or nominees as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and Holders, that:

(a) This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in Italy, nor does any stamp or similar tax or governmental charge need to be paid in Italy on or in respect of such agreements.

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ARTICLE V
MISCELLANEOUS
SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as the open of business New York time on October , 2007 (the “Effective Date”).
SECTION 5.02. Outstanding Receipts. Receipts issued prior or subsequent to the Effective Date, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing. From and after the date hereof, the amendments to the Deposit Agreement effected hereby shall be binding on all Holders issued and outstanding as of the date hereof and on all Holders issued after the date hereof. The form of Receipt as amended hereby is set forth in Exhibit A hereto.
SECTION 5.03. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 5.8 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.
SECTION 5.04. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
SECTION 5.05. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

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IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.
BENETTON GROUP S.p.A.

By:	_____________________
Name: Luciano Benetton Title: Executive Chairman

JPMORGAN CHASE BANK, N.A.

By:	_____________________
Name: Title:

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EXHIBIT A

ANNEXED TO AND INCORPORATED

IN AMENDMENT NO. 3 TO DEPOSIT AGREEMENT

Number	CUSIP NUMBER:
_____________

Exhibit A to Amendment to Deposit Agreement
[FORM OF FACE OF RECEIPT]

AMERICAN DEPOSITARY RECEIPTS

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES OF BENETTON GROUP S.p.A.

(Incorporated under the laws of The Republic of Italy)

No. _________

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary (the "Depositary"), hereby certifies that  is the owner of  American Depositary Shares (AAmerican Depositary Shares@) representing deposited Ordinary Shares, par value Eur 1.3 per Share, or rights to receive such Shares (AShares@), of BENETTON GROUP S.p.A., an Italian corporation (the ACompany@). At the date hereof, each American Depositary Share represents two Shares deposited under the Deposit Agreement (hereinafter defined) at the Milan office of Banque Paribas, as Custodian (the ACustodian@).

(1) The Deposit Agreement. This American Depositary Receipt is one of the receipts (the AReceipts@), executed and delivered pursuant to the Deposit Agreement, dated as of February 2, 1987, as amended and restated as of May 31, 1989 as further amended as of June 19, 1998 and from time to time thereafter (as so further amended, the ADeposit Agreement@), by and among the Company, the Depositary and all registered holders (AHolders@) from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto, bound by all applicable terms and provisions thereof and hereof. The Deposit Agreement sets forth the rights of Holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash, collectively, the ADeposited Securities@). Copies of the Deposit Agreement and of the Company=s provisions of or governing Deposited Securities are on file at the Depositary=s Office, the office of the Custodian and at any other designated transfer offices. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed thereof. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities. Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Deposit Agreement.
(2) Withdrawal of Deposited Securities. Upon surrender of this Receipt and payment of the fee of the Depositary provided in paragraph (7) on the face of this Receipt at the Depositary=s Office or at such other offices as it may designate, subject to the Deposit Agreement and the provisions of or governing the Deposited Securities, the Holder hereof is entitled to the delivery without unreasonable delay at the office of the Custodian to such Holder or upon such Holder=s order of the Deposited Securities at the time represented by the American Depositary Shares evidenced by this Receipt. Delivery of such Deposited Securities may be made by the delivery of certificates, to the extent such Deposited Securities may be represented by certificates, in the name of the Holder hereof or as ordered by such Holder or by the delivery of certificates which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer or, in the case of cash or property, in the manner described on the reverse hereof. At the request, risk and expense of the Holder hereof, the Depositary shall direct the Custodian to forward such Deposited Securities for delivery at the Depositary=s Office or at such other place as may have been designated by the Depositary and specified by the Holder. Notwithstanding any provision of the Deposit Agreement or this Receipt to the contrary, the Depositary may restrict withdrawals of Deposited Securities only for the reasons set forth in General Instruction I.A.(1) to Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3) Transfers, Split-ups and Combinations. This Receipt is transferable on the register maintained by the Depositary by the Holder hereof in person or by duly authorized attorney, upon surrender of this Receipt at any designated transfer office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the Receipt register at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of the Company. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as those evidenced by the Receipt or Receipts surrendered.

(4) Certain Limitations. As a condition precedent to the execution and delivery, registration, registration of transfer, split-up, or combination of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Company or the Custodian may require of the presentor of the Receipt or the depositor of Shares: (a) payment of a sum sufficient to pay or reimburse it for payment of (i) any stock transfer or other tax or governmental charge with respect thereto, (ii) any stock transfer or registration fees for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any charges of the Depositary upon delivery of Receipts against deposits of Shares and upon withdrawal of Deposited Securities against surrender of Receipts set forth in Exhibit B to the Deposit Agreement; (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and as to any other information contemplated by the Deposit Agreement; and, (c) compliance with such reasonable regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement. The delivery of Receipts against deposits of Shares generally may be suspended, or deposits of particular Shares may be refused, or the registration of transfer of Receipts of the withdrawal of Deposited Securities generally may be suspended, or the registration of transfer of Receipts or the withdrawal of Deposited Securities in particular instances may be refused, during any period when the Receipt register or any register for Shares or other Deposited Securities is closed, or when any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time for any reason, including without limitation any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or in connection with voting at any meeting of Shareholders or the payment of dividends. The Depositary may issue Receipts against rights to receive Shares from the Company, or any Custodian, or any registrar, transfer agent, clearing agency or other entity recording Share ownership or transactions. The Depositary may issue Receipts against other rights to receive Shares (a "pre-release") only if (x) such Receipts are fully collateralized (marked to market daily) with cash or U.S. government securities until such Shares are deposited, (y) the applicant for such Receipts represents in writing that it owns such Shares, has assigned all beneficial right, title and interest in such Shares to the Depositary, and shall not dispose of such Shares other than in satisfaction of the pre-release (no evidence of ownership is required or time of delivery specified) and (z) all such Receipts represent not more than 30% of all American Depositary Shares (excluding those evidenced by Pre-released ADRs), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems reasonably appropriate. Such collateral, but not the earnings thereon, shall be held for the benefit of the Holders. The Depositary may retain for its own account any compensation for the issuance of Receipts against such other rights to receive Shares, including without limitation earnings on the collateral securing such rights. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit any Shares required to be registered pursuant to the provisions of the Securities Act of 1933, unless a registration statement under the Securities Act of 1933 is in effect as to such Shares. The Depositary will use reasonable efforts to comply with written instructions of the Company to not accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company=s compliance with the securities laws in the United States.

(5) Liability of Holder for Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this Receipt or any Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, such tax or other governmental charge shall be payable by the Holder hereof, who shall pay the amount thereof to the Depositary. The Depositary may refuse to effect any registration of transfer of this Receipt or any withdrawal of such Deposited Securities until such payment is made, and may withhold or deduct from any distributions on such Deposited Securities, or may sell for the account of the Holder hereof any or all part of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such cash or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(6) Warranties by Depositor. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights, and that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.
(7) Charges of Depositary. The Depositary will charge each person to whom Receipts are delivered against deposits of Shares, and each person surrendering Receipts for withdrawal of Deposited Securities, U.S. $5.00 for each 100 American Depositary Shares (or portion thereof) evidenced by the Receipts delivered or surrendered. The Company will pay all other charges of the Depositary and those of any Receipt registrar, co-transfer agent, co-registrar and any other agent of the Depositary (except the Custodian), plus reasonable expenses, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex, and facsimile transmission and delivery charges incurred at the request and expense of persons depositing Shares or Holders of Receipts in connection with the delivery of Shares, Receipts or Deposited Securities, (iii) transfer or registration fees for the registration of transfers of deposited Shares and other Deposited Securities on any applicable register in the name of the Custodian or its nominee or in connection with any withdrawal of Deposited Securities (which are payable by the persons depositing Shares or withdrawing Deposited Securities), and (iv) such charges as are incurred or paid by the Depositary in the conversion of foreign currency into U.S. dollars (which are reimbursable out of such foreign currency). The provisions in respect of these charges may be changed in the manner indicated in paragraph (9) on the reverse hereof.

(8)  Title to Receipts. It is a condition of this Receipt, and every successive holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the Deposited Securities represented by the American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the register maintained by the Depositary as the absolute owner hereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.
(9) Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or, if a Receipt registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such registrar or any co-registrar.

(10) Available Information. Upon effectiveness of the termination of the Company’s reporting requirements under the Exchange Act, the Company shall publish on its website (www.benettongroup.com) on an ongoing basis, or otherwise furnish the United States Securities and Exchange Commission (the "Commission") with, certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. To the extent furnished to the Commission, such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, NE, Washington, DC 20549. The Depositary will make available for inspection by Holders at the Depositary's Office, at the office of the Custodian and at any other designated transfer offices, and shall arrange for the mailing to all Holders of, any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary or its nominee or nominees as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.
Dated:
JPMORGAN CHASE BANK, N.A., as Depositary

By	___________________________
(Title)

As of the date of the Deposit Agreement, as amended, the address of the Depositary's Office is 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(1) Distributions upon Deposited Securities. Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution on any Deposited Securities, the Depositary or the Custodian shall, after any necessary conversion of such distribution into U.S. dollars and after fixing a record date in respect thereof referred to in paragraph (2) below, subject to the Deposit Agreement, distribute the amount thus received, by checks drawn on a bank in The City of New York, to Holders on such record date of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustment in the amounts so distributed in respect of (i) any of such Deposited Securities being not entitled, by reason of their date of issuance or otherwise, to receive all or any portion of such distribution, or : (ii) any amounts (A) required to be withheld by the Company, the Custodian or the Depositary from any such distribution on account of taxes, or (B) charged by the Depositary or withheld from distribution in connection with the conversion of foreign currency into U.S. dollars. The Depositary shall distribute only such amounts as can be distributed without distributing to any Holder a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of receipts then outstanding. If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary shall, unless otherwise requested by the Company, subject to the provisions of the Deposit Agreement, distribute to the Holders on a record date referred to in paragraph (2) below of Receipts evidencing American Depositary Shares representing such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of American Depositary Shares corresponding to the number of Shares received as such dividend or free distribution. In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds to the Holders entitled thereto as in the case of a cash distribution. If additional Receipts are not so distributed, each American Depositary Shares shall thenceforth also represent the additional Shares so distributed upon such Deposited Securities. If the Company shall offer of cause to be offered to the Holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall consult with the Company as to the procedure to be followed in making such rights available to the Holders or in disposing of such rights and distributing the net proceeds thereof, in U.S. dollars, as in the case of a cash distribution; provided that, in any event and subject to the Deposit Agreement: (a) if at the time of the offering of any such rights the Depositary is advised by the Company that it is lawful and feasible to make such rights available to Holders in the United States by means of warrants or otherwise, the Depositary shall distribute such warrants or other instruments therefor in such form as the Company may require to the Holders of Receipts evidencing American Depositary Shares representing such Deposited Securities with registered addresses in the United States, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, or employ such other method as the Company may direct in order to facilitate the exercise, sale or transfer of rights by such Holders; (b) if at the time of any such offering of any such rights the Depositary is advised by the Company that it is not lawful or not feasible to make such rights available to Holders in the United States by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and are about to lapse, the Depositary shall sell such rights or such warrants or other instruments and shall allocate the proceeds of such sales for the account of the Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash. The Depositary shall not offer such rights to Holders having an address in the United States, unless the Company furnishes to the Depositary: (i) evidence that a registration statement under the Securities Act of 1933 covering such offering is in effect, or (ii) an opinion of counsel for the Company in the United States to the effect that such offering does not require registration under the Securities Act of 1933. Whenever the Depositary shall receive any distribution other than cash or Shares or rights upon any Deposited Securities, subject to the Deposit Agreement, the Depositary shall cause such securities or property to be distributed to the Holders on a record date referred to in paragraph (2) below of Receipts evidencing American Depositary Shares representing such Deposited Securities, as nearly as may be in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively; provided that if for any reason (including any tax withholding for securities laws requirement) such distribution is not feasible, the Depositary shall adopt such method as the Company may direct for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the distribution by the Depositary to the Holders of the net proceeds of any such sale as in the case of a cash distribution.

(2) Record Dates. Whenever any distribution referred to in paragraph (1) is being made upon any Deposited Securities or any meeting of holders of Shares or other Deposited Securities is being held or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation or any consent or any other matter, the Depositary shall fix a record date for the determination of the Holders of Receipts evidencing the American Depositary Shares representing such Deposited Securities who shall be entitled to receive such distribution or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting or receive such notice or solicitation or act in respect of such other matter, which record date shall be to the extent practicable the same date as the record date established by the Company for Holders or Shares unless otherwise directed by the Company. Subject to the Deposit Agreement, only such Holders at the close of business on such record date shall be entitled to receive any such distribution or proceeds to give such voting instructions, or to receive such notice or solicitation or to act in respect of any such other matter subject to the provisions of the Deposit Agreement.

(3) Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting of holders of Deposited Securities, the Depositary will mail to the Holders of Shares or other Deposited Securities, the Depositary will mail to the Holders a notice which will contain (a) such information as is contained in such notice of meeting and (b) a statement that the Holders of Receipts at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and applicable provisions of and governing the Deposited Securities, to instruct the Depositary as to the exercise of voting rights, if any, pertaining to the amount of Deposited Securities represented by their respective number of American Depositary Shares, and (c) a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable and permitted under any applicable provisions of law and applicable provisions of or governing the Deposited Securities, to vote or cause to be voted the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Holders=s Receipt or Receipts in accordance with any nondiscretionary instructions set forth in such request. The Depositary will not vote any Deposited Securities represented by the American Depositary Shares evidenced by this Receipt except in accordance with written instructions from the Holder entitled hereunder to give such instructions.

(4) Changes Affecting Deposited Securities. Upon any change in par value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary in exchange for or in conversion, replacement or otherwise in respect of, Deposited Securities shall be treated as Deposited Securities under the Deposit Agreement, and this Receipt shall thenceforth evidence American Depositary Shares representing the right to receive the Deposited Securities so received to the extent that additional Receipts are not delivered pursuant to the following sentence. In any such case the Depositary may with the Company=s approval, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend of Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts.
(5) Reports; Inspection of Register. The Depositary will make available for inspection by Holders of Receipts at the Depositary=s Office and at any other designated transfer offices any reports and communications received from the Company which are both (a) received by the Depositary, the Custodian or the nominee of either as the holder of the Deposited Securities, and (b) made generally available to the holders of the Deposited Securities by the Company. The Depositary will also mail or make available to Holders copies of such reports when furnished by the Company as provided in the Deposit Agreement. The Depositary will keep a register, at its transfer office in The City of New York, for the registration of Receipts and their transfer, which at all reasonable times will be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with the Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(6) Withholding. In connection with any distribution to Holders, the Company shall remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company and the Depositary shall remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary. If the Depositary determines that any distribution (including Shares or rights to subscribe therefor) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(7) Liability of the Company and Depositary. Neither the Depositary, its agents nor the Company shall incur any liability if, by reason of any present or future law, applicable provision of or governing any Deposited Securities, act of God, war or other circumstance beyond its control, the Depositary, its agents or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed. Each of the Company, the Depositary and its agents assume no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without gross negligence or bad faith. Neither the Depositary, its agents nor the Company will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of this Receipt that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required. Neither the Depositary, its agents nor the Company will be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Company has agreed to indemnify the Depositary, the Custodian, any Receipt registrar, co-transfer agent, co-registrar or other agent of the Depositary appointed hereunder (the Aindemnified persons@) against any loss, liability or expense (including fees and expenses of counsel) that may arise (a) out of acts performed or omitted in connection with the Deposit Agreement and the Receipts, (i) by any indemnified person, except to the extent that any such loss, liability or expense is due to the gross negligence or bad faith of such indemnified person, or (ii) by the Company or any of its agents, or (b) out of or in connection with any offer or sale of Receipts, American Depositary Shares, Shares or any other Deposited Securities or any registration statement under the Securities Act of 1933.

(8) Resignation and Removal of Depositary; the Custodian; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, or be removed by the Company by written notice of such removal, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as provided in the Deposit Agreement. The Depositary may at any time appoint a substitute or additional custodian and the term "Custodian" refers to each Custodian or all Custodians as the context requires. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor Depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, and such predecessor shall thereupon duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall delivery to such successor a list of the Holders. Any such successor depositary shall promptly mail notice of its appointment to the Holders. Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(9) Amendment of Deposit Agreement and Receipts. The Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. Any amendment that shall impose or increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees for the registration of transfers of deposited Shares or other Deposited Securities on any applicable register in the name of the Depositary or the Custodian or the nominee of either of them or in connection with the withdrawal of the Deposited Securities, and expenses of the Depositary in connection with conversion of foreign currency into U.S. dollars) or that shall otherwise prejudice any substantial existing right of Holders, shall not, however, become effective as to outstanding Receipts until the expiration of three months after notice of such amendment shall have been given to the Holders. Every Holder at the expiration of such three months shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipt as amended thereby. In no event shall any amendment impair the right of the Holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

(10) Termination of Deposit Agreement. The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement, upon the notice set forth in the preceding sentence, at any time after 90 days after the Depositary shall have resigned, if a successor depositary shall not have been appointed and accepted its appointment. After the date so fixed for termination, the Depositary will perform no further acts under the Deposit Agreement, except to advise Holders of such termination, receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash) and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the Holders of Receipts not theretofore surrendered for withdrawal of Deposited Securities.